Exhibit 99.1

For Immediate Release
Contact:  Harvey Grossblatt, President
Universal Security Instruments, Inc.
410-363-3000, Ext. 224
or
Don Hunt, Jeff Lambert
Lambert, Edwards & Associates, Inc.
616-233-0500

Universal Security Announces Appointment of Bryan R. Knepper

OWINGS MILLS, MD, March 17, 2009 -- Universal Security Instruments, Inc. (AMEX-UUU) today announced the appointment of Bryan R. Knepper as Director of Strategic Planning, effective today.

The son of co-founder Stephen C. Knepper, Mr. Knepper serves on the Board of Governors of The Johns Hopkins Hospital Heart and Vascular Institute as well as The Charles Bronfman Institute for Personalized Medicine at Mt. Sinai Hospital in New York.

Mr. Knepper joins the Company after 10 years working at Columbia Management, the asset management arm of Bank of America.  “The opportunity to join this Company at this time offers an incredible opportunity,” said Mr. Knepper.  “I look forward to continuing to help Universal deliver the high quality earnings and returns that its shareholders are accustomed to,” he continued.

As part of Mr. Knepper’s employment, the Company granted Mr. Knepper an option to purchase 25,000 shares of Common Stock at $3.25 per share, exercisable for a period of four years commencing March 17, 2010.  “We are pleased to welcome Bryan to Universal and are confident that his long ties to the Company and accomplished business skills will serve Universal and our shareholders well,” said CEO, Harvey Grossblatt.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 39 year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our and our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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